Exhibit 5.1

Consent of Independent Registered PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 17, 2015 relating to the consolidated financial statements of Sandstorm Gold Ltd. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting included in the Annual Report on Form 40-F of Sandstorm Gold Ltd. for the year ended December 31, 2014 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Interest of Experts” in such Prospectus.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

August 19, 2015